For Immediate Release                                        Exhibit 99.1
May 8, 2017
NW Natural Reports First Quarter 2017 Results

•	Increased consolidated net income by $3.7 million to $40.3 million for the first quarter of 2017.

•	Increased utility margin by $3.3 million, after-tax, and added 12,000 utility customers during the past 12 months.

•	Continued construction on the North Mist Gas Storage Expansion Project, which is on track and on budget.

•	Reaffirmed earnings guidance for 2017, which is expected to range from $2.05 to $2.25 per share.

PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share (EPS) of $1.40 on net income of $40.3 million for the first quarter of 2017, compared to $1.33 per share on net income of $36.6 million for the same period in 2016. Results for the first quarter of 2016 included a non-cash disallowance related to the Company's environmental regulatory proceeding and the implementation of the environmental mechanism. Excluding this charge(1) on a non-GAAP basis, EPS for 2016 was $1.40 on net income of $38.6 million. Results for 2017 reflect higher utility segment earnings including additional margin from customer growth and the effects of colder weather, offset by lower gas storage segment earnings primarily from lower asset management revenues.

"The first quarter financial results were solid with the utility continuing to grow organically and providing stable returns," said David H. Anderson, President and CEO of NW Natural. "Operationally our distribution system performed very well through some periods of exceptionally cold weather this past winter. I'm proud of all our dedicated employees that provided outstanding customer service and kept the natural gas system running smoothly."

Mr. Anderson continued, "In 2017, we are focused on continuing to operate our system safely and reliably, and effectively positioning our Company for a low-carbon future. The benefits of clean-burning natural gas - its reliability, flexibility, and affordability - make it a vital energy resource to the communities we serve. That is why we are working hard on projects like our North Mist Expansion Project that will enable the integration of more wind power in the grid and our new innovative project with the city of Portland to put Renewable Natural Gas (RNG) from their wastewater treatment plant through NW Natural's pipeline and into vehicles."

Construction Continues on North Mist Gas Storage Expansion Project
The North Mist Expansion Project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities, which are intended to facilitate the integration of more wind power into the electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy - like wind and solar - rise and fall with natural variability. Our no-notice service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to changing conditions in wind generation.

The facility continues to be on track to be in-service for the winter of 2018 with the heaviest construction phase in 2017. During the first quarter, we completed construction of the primary well pad and continued working on the compressor station and pipeline. We also completed our caprock reservoir analysis and received a critical approval that allows us to store the necessary amount of natural gas in the reservoir for service. The estimated cost of the expansion continues to be $128 million with a targeted in-service date for the winter of 2018. The expansion will be rate-based under an established tariff when it is placed into service.

(1) Non-GAAP measure, see reconciliation below.

First Quarter Results
The following financial comparisons are between the first quarter of 2017 and first quarter of 2016, unless otherwise noted. Individual factors below are presented on an after-tax basis using a statutory tax rate of 39.5%.

Consolidated Results
Consolidated net income increased $3.7 million or $0.07 per share primarily due to higher utility segment results from customer growth and the effects of colder weather. Results for the first quarter of 2016 included a non-cash disallowance related to the Company's environmental regulatory proceeding and the implementation of the environmental mechanism. Our gas storage segment reported lower results reflecting lower asset management revenues.

The first quarter results are summarized in the table below:

	Three Months Ended March 31,
	2017		2016		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Utility segment	$40,192	$1.40	$35,852	$1.30	$4,340	$0.10
Gas storage segment	61	—	736	0.03	(675)	(0.03)
Other	57	—	53	—	4	—
Consolidated net income (GAAP)	$40,310	$1.40	$36,641	$1.33	$3,669	$0.07
Adjustment for regulatory environmental disallowance(1)	—	—	1,996	0.07	(1,996)	(0.07)
Adjusted net income (non-GAAP)	$40,310	$1.40	$38,637	$1.40	$1,673	$—
Diluted Shares	28,723		27,560		1,163

(1)
The 2016 disallowance related to the Company's compliance filing under the environmental mechanism with the total pre-tax charge of $3.3 million recorded in utility other income ($2.8 million) and utility operation and maintenance expense ($0.5 million). The income tax effect of the adjustment was $1.3 million and is calculated using the combined federal and state statutory tax rate of 39.5%.

Utility Segment Results
The utility segment net income increased $4.3 million or $0.10 per share primarily due to the following offsetting items:

•
a $3.3 million increase in utility margin reflecting customer growth and the effects of colder than average weather in 2017 compared to a warmer than average winter in 2016. Weather affects our Washington customer base where we do not have a weather normalization mechanism in place and our Oregon customers who opted out of weather normalization. Offsetting these factors were lower gains from our gas cost incentive sharing mechanism;

•
a $1.8 million increase in other income mainly due to the environmental interest disallowance in the first quarter of 2016 as a result of closing out the environmental docket and implementing the environmental recovery mechanism; offset by

•
a $0.5 million increase in operations and maintenance expense reflecting higher payroll and benefits due to increased headcount as we resumed sustainable operating levels over the past year and higher non-payroll expenses related to system integrity maintenance.

For the first quarter of 2017 weather was 37% colder compared to the same period in 2016. Temperatures for the first quarter of 2017 were colder than average by 17%, compared to 15% warmer than average for the first quarter of 2016.

Gas Storage Segment Results
The gas storage segment net income decreased $0.7 million or $0.03 per share primarily due to the following factors:

•
a $0.5 million decrease in gas storage revenues primarily from lower asset management revenues from our Mist facility and transportation capacity offset by slightly higher firm prices at our Gill Ranch facility for the 2016-17 storage year; and

•	a $0.2 million increase in operating expenses from routine pipeline and compressor maintenance at our Gill Ranch facility.

We have contracted both our Mist and Gill Ranch facilities for the 2017-18 gas storage year, which began on April 1, 2017. Our Mist facility remains under long-term contracts at similar prices to prior periods. Our Gill Ranch facility is contracted with approximately half of the capacity in firm contracts at slightly higher prices than the prior gas storage year, but prices continue to remain low relative to our historic long-term contracts. The remaining capacity at the Gill facility is under asset management agreements with a third-party and will be subject to market pricing.
Balance Sheet and Cash Flows
During the first quarter of 2017, the Company generated $145.2 million in operating cash flow, invested $38.9 million in capital expenditures, reduced short-term debt by $53.3 million, and paid dividends of $13.5 million.

Cash provided by operations was enhanced by higher customer receipts due to the comparatively colder weather offset by higher gas purchases and income tax payments. Cash outflows from investing activities increased $8.8 million primarily due to higher capital expenditures primarily from the North Mist Expansion Project. Cash outflows from financing activities decreased $46.8 million primarily due to lower short-term debt and commercial paper balances and repayments.
2017 Earnings Guidance
The Company reaffirmed 2017 earnings guidance today in the range of $2.05 to $2.25 per share. This guidance assumes customer growth from our utility segment, average weather conditions, slow recovery of the gas storage market, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.
Dividend Declared
The board of directors of NW Natural declared a quarterly dividend of 47 cents per share on the Company’s common stock. The dividends will be paid on May 15, 2017 to shareholders of record on April 28, 2017. The Company’s indicated annual dividend rate is $1.88 per share.
Conference Call and Webcast
As previously reported, NW Natural will host a conference call and webcast today to discuss its first quarter 2017 financial and operating results.

Date and Time:	Monday, May 8 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnatural.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is (10104580).
About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 730,000 residential, commercial, and industrial customers in western Oregon and southwestern Washington. NW Natural and its subsidiaries currently own and operate 31 Bcf of underground gas storage capacity in Oregon and California. Additional information is available at nwnatural.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, returns, and earnings and the timing thereof, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, effects of changes in laws or regulations, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the after-tax regulatory charge related to the regulatory order implementing the SRRM in 2016, which are non-GAAP financial measures. We present net income and EPS excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2017
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2017	2016	Change	2017	2016	Change
Operating revenues	$297,323	$255,529	16%	$717,761	$717,655	—%

Operating expenses:
Cost of gas	143,611	108,411	32	295,788	310,011	(5)
Operations and maintenance	40,420	38,939	4	151,455	142,344	6
Environmental remediation	6,954	5,029	38	15,223	8,542	78
General taxes	9,025	8,684	4	30,879	30,233	2
Depreciation and amortization	21,085	20,394	3	82,980	81,206	2
Total operating expenses	221,095	181,457	22	576,325	572,336	1
Income from operations	76,228	74,072	3	141,436	145,319	(3)
Other income (expense), net	881	(2,309)	(138)	2,647	389	580
Interest expense, net	9,876	9,736	1	39,268	41,794	(6)
Income before income taxes	67,233	62,027	8	104,815	103,914	1
Income tax expense	26,923	25,386	6	42,251	42,056	—
Net income	$40,310	$36,641	10	$62,564	$61,858	1

Common shares outstanding:
Average diluted for period	28,723	27,560		28,046	27,453
End of period	28,644	27,493		28,644	27,493

Per share information:
Diluted earnings per share	$1.40	$1.33		$2.23	$2.25
Dividends declared per share of common stock	0.4700	0.4675		1.87	1.87
Book value per share, end of period	30.53	29.35		30.53	29.35
Market closing price, end of period	59.10	53.85		59.10	53.85

Capital structure, end of period:
Common stock equity	54.8%	51.5%		54.8%	51.5%
Long-term debt	41.3	36.4		41.3	36.4
Short-term debt (including amounts due in one year)	3.9	12.1		3.9	12.1
Total	100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	730,067	718,009	1.7%	730,067	718,009	1.7%
Utility volumes - therms:
Residential and commercial sales	327,523	242,874		693,871	606,785
Industrial sales and transportation	140,116	129,675		486,215	464,399
Total utility volumes sold and delivered	467,639	372,549		1,180,086	1,071,184
Utility operating revenues:
Residential and commercial sales	$280,277	$237,672		$646,995	$641,595
Industrial sales and transportation	18,903	17,664		60,625	68,633
Other revenues	1,375	1,411		3,776	3,919
Less: Revenue taxes	7,829	6,643		18,297	18,139
Total utility operating revenues	292,726	250,104		693,099	696,008
Less: Cost of gas	143,611	108,411		295,788	310,011
Environmental remediation expense	6,954	5,029		15,223	8,542
Utility margin, net	$142,161	$136,664		$382,088	$377,455
Degree days:
Average (25-year average)	1,855	1,871		4,240	4,240
Actual	2,169	1,585	37%	4,135	3,562	16%
Percent (warmer) colder than average weather	17%	(15)%		(2)%	(16)%

Gas storage segment operating statistics:
Operating revenues	$4,541	$5,369		$24,438	$21,422
Operating expenses	3,935	3,644		16,422	15,721

NORTHWEST NATURAL
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$40,639	$4,321
Accounts receivable	70,429	69,066
Accrued unbilled revenue	38,017	36,393
Allowance for uncollectible accounts	(1,668)	(1,376)
Regulatory assets	34,874	61,524
Derivative instruments	2,908	1,960
Inventories	48,484	60,581
Gas reserves	15,378	16,420
Other current assets	16,832	23,311
Total current assets	265,893	272,200
Non-current assets:
Property, plant, and equipment	3,247,177	3,115,854
Less: Accumulated depreciation	960,336	919,187
Total property, plant, and equipment, net	2,286,841	2,196,667
Gas reserves	96,630	111,145
Regulatory assets	349,057	351,390
Derivative instruments	46	452
Other investments	68,729	67,490
Other non-current assets	3,460	2,689
Total non-current assets	2,804,763	2,729,833
Total assets	$3,070,656	$3,002,033
Liabilities and equity:
Current liabilities:
Short-term debt	$—	$164,900
Current maturities of long-term debt	61,994	24,980
Accounts payable	73,245	57,407
Taxes accrued	16,653	10,256
Interest accrued	10,581	9,671
Regulatory liabilities	33,211	35,596
Derivative instruments	1,638	17,313
Other current liabilities	37,697	42,100
Total current liabilities	235,019	362,223
Long-term debt	657,716	569,745
Deferred credits and other non-current liabilities:
Deferred tax liabilities	575,451	550,731
Regulatory liabilities	357,587	346,761
Pension and other postretirement benefit liabilities	223,253	221,291
Derivative instruments	2,546	1,237
Other non-current liabilities	144,469	143,090
Total deferred credits and other non-current liabilities	1,303,306	1,263,110
Equity:
Common stock	442,647	385,232
Retained earnings	438,783	428,691
Accumulated other comprehensive loss	(6,815)	(6,968)
Total equity	874,615	806,955
Total liabilities and equity	$3,070,656	$3,002,033

NORTHWEST NATURAL
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2017	2016
Operating activities:
Net income	$40,310	$36,641
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	21,085	20,394
Regulatory amortization of gas reserves	4,107	4,075
Deferred income taxes	20,445	23,353
Qualified defined benefit pension plan expense	1,316	1,311
Contributions to qualified defined benefit pension plans	(3,220)	(2,900)
Deferred environmental (expenditures) recoveries, net	(3,432)	(2,665)
Regulatory disallowance of prior environmental cost deferrals	—	3,273
Amortization of environmental remediation	6,954	5,029
Other	1,695	1,169
Changes in assets and liabilities:
Receivables, net	23,147	22,242
Inventories	5,645	10,115
Income taxes	4,504	7,729
Accounts payable	(13,437)	(14,537)
Interest accrued	4,615	3,798
Deferred gas costs	13,454	8,519
Other, net	17,978	18,592
Cash provided by operating activities	145,166	146,138
Investing activities:
Capital expenditures	(38,924)	(30,054)
Other	98	24
Cash used in investing activities	(38,826)	(30,030)
Financing activities:
Repurchases related to stock-based compensation	(1,943)	(996)
Proceeds from stock options exercised	686	2,995
Change in short-term debt	(53,300)	(105,135)
Cash dividend payments on common stock	(13,456)	(12,823)
Other	(1,209)	(39)
Cash used in financing activities	(69,222)	(115,998)
Increase in cash and cash equivalents	37,118	110
Cash and cash equivalents, beginning of period	3,521	4,211
Cash and cash equivalents, end of period	$40,639	$4,321

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$4,394	$5,232
Income taxes paid (refunded)	3,040	(7,900)